Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

VOLCON, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.00001 per share	Rule 457(c)	22,072,464(1)	$2.91(2)(3)	$64,230,870.2 (3)	$5,954.20(4)
	Total Offering Amounts				$64,230,870.2
	Total Fees Previously Paid				—
	Total Fee Offsets				—
	Net Fee Due				$5,954.20

(1)	Pursuant to Rule 416(a) under the Securities Act, the common stock being registered for the selling stockholders named herein includes such indeterminate number of shares of common stock as may be issuable as a result of stock splits, share dividends or similar transactions.
(2)	With respect to the offering of common stock by the selling stockholders named herein, the proposed maximum offering price per share of common stock will be determined from time to time in connection with, and at the time of, the sale by the holder of such securities.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The price is based on the average high and low sale prices for our common stock on September 8, 2022 as reported on the Nasdaq Capital Market.
(4)	Calculated pursuant to Rule 457(o) under the Securities Act.